UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2010
ZAREBA SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-1388	41-0832194
(Commission File Number)	(IRS Employer
Identification No.)
13705 26th Ave. N., Suite 102
Minneapolis, Minnesota 55441
(Address of Principal Executive Offices) (Zip Code)
(763) 551-1125
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
On March 31, 2010, Zareba Systems, Inc. (the “Company”) held a special meeting of its shareholders to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”) with Woodstream Corporation, a Pennsylvania corporation (“Woodstream”), and WDST, Inc., a Minnesota corporation and a wholly-owned subsidiary of Woodstream (“Merger Sub”), and the merger pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly-owned subsidiary of Woodstream (the “Merger”). Zareba’s shareholders also voted on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement.
The following is a summary of the results of the voting at the special meeting:

Proposal	Votes For	Votes Against	Abstentions	Broker Non-Votes
Approval and Adoption of Merger Agreement and Merger	2,076,163	8,188	1,928	0
Adjournment Proposal	2,053,861	30,808	1,610	0
The votes in favor of approval and adoption of the Merger Agreement and the Merger represented more than 99% of the shares voted at the special meeting and approximately 83% of the outstanding shares of the Company’s common stock as of February 17, 2010, the record date for the meeting. Accordingly, the Merger Agreement was approved and adopted, and it was unnecessary for the Company to act upon the proposal to adjourn the meeting, if necessary, to solicit additional proxies.
A copy of the press release announcing the results of the voting at the special meeting is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events
The information set forth in Item 5.07 of this report is incorporated in this Item 8.01 by reference in its entirety.
On April 1, 2010, following the filing of Articles of Merger with the Secretary of State of the State of Minnesota, the parties completed the Merger and related transactions contemplated by the Merger Agreement.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

99.1	Press release dated March 31, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 1, 2010

ZAREBA SYSTEMS, INC.
By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen, Vice President and
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
EXHIBIT INDEX
to
FORM 8-K
ZAREBA SYSTEMS, INC.

Date of Report:	Commission File No.:
March 31, 2010	0-1388

Exhibit No.	ITEM
99.1	Press release dated March 31, 2010